                                   SCHEDULE A
                      TO THE INVESTMENT ADVISORY AGREEMENT
          BETWEEN THE POTOMAC FUNDS AND RAFFERTY ASSET MANAGEMENT, LLC

         Pursuant to section 1 of the Investment Advisory Agreement between the Potomac Funds (the "Trust") and Rafferty Asset Management, LLC (the "Rafferty"), the Trust hereby appoints Rafferty to manage the investment and reinvestment of the Portfolios of the Trust listed below. As compensation for such, the Trust shall pay to Rafferty pursuant to section 7 of the Investment Advisory Agreement a fee, computed daily and paid monthly, at the following annual rates as percentages of each Portfolio's average daily net assets:

                                                Advisory Fee as a % of
                                                   Average Daily Net
Portfolios of the Trust                       Assets Under Management
-----------------------                       -----------------------
For each Plus Fund listed below:                       0.75%

         OTC Plus Fund
         Dow 30 Plus Fund
         Small Cap Plus Fund
         Internet Plus Fund
         U.S./Plus Fund
         Japan/Plus Fund
         MidCap Plus Fund
         Total Market Plus Fund

For each Short Fund listed below:                      0.90%

         OTC/Short Fund
         Dow 30/Short Fund
         Small Cap/Short Fund
         Internet/Short Fund
         U.S./Short Fund
         Japan/Short Fund
         MidCap/Short Fund
         Total Market/Short Fund

For each Fund listed below:                            1.00%

         Warwick Fund
         Cardinal Fund
         Portfolio Strategies Fund

For the U.S. Government Money Market Fund              0.50%

Dated:  September 22, 1997, as amended August 22, 2002